Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED

Clarendon House, 2 Church Street Hamilton HM 11, Bermuda
Mail: PO Box HM 666, Hamilton HM CX, Bermuda
T +1 441 295 1422

conyers.com

11 June 2021

Matter No.: 366583
+1 441 278 7957
karoline.tauschke@conyers.com

Valaris Limited

Clarendon House

2 Church Street

Hamilton HM11

Bermuda

Dear Sirs,

Re: Valaris Limited (the “Company”), Valaris Holdco 1 Limited (“Holdco 1”), Valaris Holdco 2 Limited (“Holdco 2”) and ENSCO Maritime Limited (“EML”) (Holdco 1, Holdco 2 and EML each a “Guarantor” and together the “Guarantors”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the "Commission") on 11 June 2021 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of (i) common shares of par value US$0.01 each of the Company (the “Registered Shares"), (ii) Senior Secured First Lien Notes of the Company due 2028 (the “Notes”) consisting of (A) aggregate principal amount of Notes, being the initial aggregate principal amount of the Notes issued pursuant to the Plan (as defined in the Registration Statement), and (B) an additional aggregate principal amount of Notes that may be issued if interest on the Notes is paid-in-kind (PIK) through maturity pursuant to the Indenture dated 30 April 2021 between the Company and Wilmington Savings Fund Society, FSB (as Trustee and First Lien Collateral Agent) (the “Indenture”), and (iii) certain guarantees in relation to the Notes (the “Guarantees”) given, inter alios, by the Guarantors pursuant to the Indenture (whereas the Notes, the Guarantees and the Registered Shares are collectively referred to herein as the “Securities”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.	the Registration Statement;

1.2.	the form of the Notes; and

1.3.	the executed Indenture.

The documents listed in items 1.2 through 1.3 above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.4.	copies of the memorandum of association and the amended bye-laws of the Company, each certified by the Assistant Secretary of Valaris on 10 June 2021;

1.5.	copies of the memorandum of association and the amended bye-laws of Holdco 1, each certified by the Assistant Secretary of Holdco 1 on 10 June 2021;

1.6.	copies of the memorandum of association and the amended bye-laws of Holdco 2, each certified by the Assistant Secretary of Holdco 2 on 10 June 2021;

1.7.	copies of the memorandum of association and the amended bye-laws of EML, each certified by the Secretary of EML on 10 June 2021,

(items 1.4 to 1.7 above together, the “Constitutional Documents”);

1.8.	an extract of resolutions from minutes of a meeting of the directors of the Company held on 10 June 2021, certified by the Assistant Secretary of the Company on 10 June 2021;

1.9.	copies of written resolutions of the directors of the Company dated 20 April 2021, 27 April 2021 and 30 April 2021;

1.10.	copies of written resolutions of the directors of Holdco 1 dated 30 April 2021 and 10 June 2021 and written resolutions of the shareholders of Holdco 1 dated 30 April 2021, each certified by the Assistant Secretary of Holdco 1 on 10 June 2021;

1.11.	copies of written resolutions of the directors of Holdco 2 dated 30 April 2021 and 10 June 2021 and written resolutions of the shareholders of Holdco 2 dated 30 April 2021, each certified by the Assistant Secretary of Holdco 2 on 10 June 2021;

1.12.	copies of written resolutions of the directors of EML dated 30 April 2021 and 9 June 2021, certified by the Secretary of EML on 10 June 2021,

(items 1.8 to 1.12 above collectively, the “Resolutions”); and

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1.13.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Documents, other than the Company and the Guarantors, to enter into and perform its respective obligations under the Documents;

2.4.	the due execution and delivery of the Documents by each of the parties thereto, other than the Company and the Guarantors, and the physical delivery thereof by each of the Company and the Guarantors with an intention to be bound thereby;

2.5.	the due execution of the Notes by each of the parties thereto and the delivery thereof by each of the parties thereto, and the due authentication of the Notes by the Trustee;

2.6.	the accuracy and completeness of all factual representations made in the Registration Statement, the Documents and other documents reviewed by us;

2.7.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.8.	that each of the Company and the Guarantors is entering into the Documents in furtherance of its objects as set out in its respective memorandum of association;

2.9.	that each of the Company and the Guarantors will issue the Securities in furtherance of its objects as set out in its respective memorandum of association;

2.10.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.11.	the validity and binding effect under the laws of the state of New York (the “Foreign Laws”) of the Documents which are expressed to be governed by such Foreign Laws;

2.12.	the validity and binding effect under the Foreign Laws of the submission by the Company and the Guarantors pursuant to the Documents which are expressed to be governed by such Foreign Laws to the jurisdiction of the state or Federal court in the Borough of Manhattan, New York, New York and any appellate court thereof (the “Foreign Courts”);

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2.13.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.14.	that the Company will have sufficient authorised capital to effect the issue of any of the Registered Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any securities;

2.15.	that the Company's shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended (the "Companies Act"), and the consent to the issue and free transfer of the Securities given by the Bermuda Monetary Authority as of 4 March 2021 will not have been revoked or amended at the time of issuance of any Securities;

2.16.	that the form and terms of any and all Securities or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto, the issuance and sale thereof by the Company or the Guarantors, and the Company’s or a Guarantor’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement or supplements to the Indenture) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in Bermuda;

2.17.	that all necessary corporate action will be taken to authorise and approve any issuance of Securities, the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement and, in the case of the Notes and the Guarantees, any applicable supplements to the Indenture, will be duly approved, executed and delivered by or on behalf of the Company, each Guarantor and all other parties thereto;

2.18.	that the applicable purchase, underwriting or similar agreement and any supplements to the Indenture and any other agreement or other document relating to any Security will be valid and binding in accordance with its terms pursuant to its governing law;

2.19.	that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the Board of Directors, the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto) and, in the case of the Notes and the Guarantees, the Indenture or any applicable supplements thereto;

2.20.	that, upon issue of any Registered Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.21.	the capacity, power and authority of all parties other than the Company and the Guarantors to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Securities (other than the Registered Shares) and/or sale of the Securities, and the due execution and delivery thereof by each party thereto; and

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2.22.	that none of the parties to such documents or the Documents carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses; and

2.23.	that on the date of entering into such documents or the Documents each of the Company and the Guarantors were and after entering into the Documents will be able to pay its liabilities as they become due.

3.	QUALIFICATIONS

3.1.	The obligations of the Company in connection with any Security and any document relating thereto, including the Documents and the obligations of each Guarantor pursuant to the Indenture:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

3.2.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.3.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.4.	This opinion is issued solely for the purposes of the filing of the Registration Statement and is not to be relied upon in respect of any other matter.

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4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company and each of the Guarantors is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents. The Indenture has been duly executed and delivered by or on behalf of the Company, and constitutes the valid and binding obligations of the Company in accordance with the terms thereof.

4.3.	Each Guarantor has taken all corporate action required to authorise its execution, delivery and performance of the Indenture. The Indenture has been duly executed and delivered by or on behalf of each Guarantor, and constitutes the valid and binding obligations of each Guarantor in accordance with the terms thereof.

4.4.	Upon the due issuance of the Registered Shares and payment of the consideration therefore, the Registered Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.5.	When issued in accordance with the Indenture, duly executed by the Company, duly authenticated by the Trustee and delivered by or on behalf of the Company in accordance with the Indenture, the Notes will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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